UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2014 (April 11, 2014)
GENESIS ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 860-2500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Steven R. Nathanson, our President and Chief Operating Officer, will resign those positions effective April 30, 2014 to spend additional time with his family and church and with community affairs in Louisiana and Mississippi. On April 11, 2014, Mr. Nathanson and our general partner entered into a Transition, Separation and General Release Agreement (the “Transition Agreement”), pursuant to which Mr. Nathanson will provide certain advisory services over the next three years to ensure a smooth transition and the efficient completion of several major projects.
Among other things, the Transition Agreement provides:
(i) Mr. Nathanson will perform certain tasks reasonably requested by Genesis;
(ii) Mr. Nathanson will remain subject to his existing non-compete agreement;
(iii) Mr. Nathanson will (a) receive $425,000 per year for those portions of the contract years included in calendar years 2014-2017 and $400,000 per year for the remainder of the term, payable in periodic installments, (b) vest in all unvested equity incentive plan awards or other equity compensation granted to Mr. Nathanson prior to his resignation in accordance with its terms, (c) receive health benefits and (d) receive a $25,000 severance payment at the expiration of the Transition Agreement.
Either party may terminate Mr. Nathanson’s employment at any time, with or without notice or cause; provided, however, that if it is not terminated for certain reasons enumerated in the Transition Agreement, Mr. Nathanson will continue to receive the benefits set forth in (iii), above.
Mr. Nathanson had served as our President and Chief Operating Officer since February 2010 and as the President of our refinery services subsidiary, TDC, L.L.C., since 2002.
The description of the Transition Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
The following exhibit is provided as part of the information furnished under Item 5.02 of this Current Report:

99.1	Transition, Separation and General Release Agreement dated April 11, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)
	By:	GENESIS ENERGY, LLC, as its sole general partner
Date: April 14, 2014	By:	/s/ Robert V. Deere
Robert V. Deere Chief Financial Officer